SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

________

POST-EFFECTIVE AMENDMENT TO

REGISTRATION STATEMENT ON FORM S-8

Under

THE SECURITIES ACT OF 1933

KLONDIKE STAR MINERAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	91-1980708
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No)
2009 Iron Street, Bellingham, WA	98225
(Address of Principal Executive Offices)	(Zip Code)

2003 STOCK INCENTIVE PLAN FOR EMPLOYEES

(Full title of plan)

James B. Parsons

2070 Skyline Tower, 10900 NE 4th Street

Bellevue, Washington 98004

(Name and address of agent for service)

(425) 451-8036

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common - Options	2,800,000	$1.00	$2,800,000	$226.52

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") based upon the price of the options as set by the Board of Directors.

Part I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers a maximum of 2,800,000 options to purchase shares of common stock, $.001 par value, of Klondike Star Mineral Corporation (the "Company") for distribution through the Company's 2003 Stock Incentive Plan for Employees ("the Plan"), as set forth below. The duration of the Plan shall be for ten (10) years following the date of adoption unless earlier terminated by the Company's Board of Directors. The

Board of Directors may terminate the Plan at any time. At this time, no provisions exist for extending the duration of the Plan.

(a) General Plan Information

Title of Plan: Klondike Star Mineral Corporation 2003 Stock Incentive Plan for Employees.

Nature and Purpose: To provide employees, directors, officers, consultants and advisors of the Company and any Subsidiary with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company and any Subsidiary, to join the interests of employees, directors and contractors with the interests of the shareholders of the Corporation, and to facilitate attracting and retaining employees, directors and contractors of exceptional ability.

Modification of the Plan: The Plan may be modified, with or without shareholder approval, by the Company's Board of Directors, provided that no such modification shall, without shareholder approval or ratification: 1) increase the aggregate maximum number of shares subject to the Plan (except as provided in Plan); 2) increase the maximum number of shares for which any Participant may be granted stock options, stock appreciation rights, or awarded restricted stock under the Plan (except as provided by the Plan); 3) change the class of persons eligible to participate in the Plan; 4) materially increase the benefits accruing to Participants under the Plan; or 5) without the consent of the holder thereof, change the stock Option price (except as provided in the Pan), or alter or impair any stock Option previously granted or awarded under the Plan.

Plan Administrators: The Plan shall be administered by the Board of Directors who shall have the authority to adopt, amend, interpret and rescind such administrative rules, guidelines and practices, and further make all determinations relating to the Plan as it shall deem advisable. To the extent permitted by applicable law, the Board of Directors may delegate any or all of its power under the Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors may also delegate to one or more executive officers of the Company the power to grant stock option awards to employees as outlined in the Plan.

Participants may obtain additional information about the Plan and its administration by calling 867-667-4178 or writing to Box 20116, Whitehorse, Yukon Y1A 7A2.

Applicable ERISA Provisions: N/A

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

(b) Securities to be Offered

The Plan shall offer no more than 2,800,000 Options to purchase shares of the Common Stock of the Company at $1.00 per share. The Plan will only offer securities registered under Section 12 of the Exchange Act.

(c) Employees Who May Participate in the Plan

For purposes of the Plan, "Employees" include employees of the Company or any Subsidiary and is defined as any employee, director, officer, consultant or advisor provided they are natural persons, provide bona fide services to the Company, and the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the corporation's securities.

The Board of Directors is charged with the duty to determine and designate from time to time, in its discretion, those employees of the Company or any Subsidiary to receive stock Options; provided however that Options may be granted in the case of employees of a Subsidiary, only if the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of the Subsidiary, and the Subsidiary is a corporation.

(d) Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

There is no stated period of time within which employees must elect to participate.

The purchase price of each share is no less than $1.00.

Each stock option granted under the Plan may be exercised at any such time or times or in any such installments as may be determined by the Board of Directors at the time of the grant, provided however, no stock Option right may be exercisable after the expiration of five years from the date of grant unless the Participant dies or becomes disabled prior thereto. To exercise in whole or in part any stock option granted hereunder, payment of the share price in full and in cash, or with the consent of the Board of Directors, in Common Stock of the Company or by a promissory note payable to the order of the Company in a form acceptable to the Board of Directors. In the discretion of the Board of Directors, payment of the share price may also be made by the Company retaining from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the stock option. The Board of Directors may also set forth, in its discretion, additional methods and manners of appropriate payment.

The plan will make annual reports under the registrant's annual filing, as required by the Exchange Act. Reports will be made available to all Plan participants, as referenced above, either through the SEC's website or upon request to the registrant.

Securities available through the Plan will not be purchased in the open market.

(e) Resale Restrictions

The Board of Directors may specify terms in a Corporation - Participant Agreement respecting the resale or transfer of securities purchased pursuant to the Plan, such as requiring a "lock-up period" before resale or transfer.

(f) Tax Effects of Plan Participation

Participants receiving Options will be subject to income at the time of exercise of those Options, since the Plan does not qualify under Section 422 of the Internal Revenue Code and may result in income to upon the exercise of the Option If, upon the exercise of a Option, there shall be payable by the Company or a Subsidiary any amount for income tax withholding, in the Board of Director's discretion, either the Company shall appropriately reduce the amount of Common Stock or cash to be delivered or paid to the Participant or the Participant shall pay such amount to the Company or Subsidiary to reimburse it for such income tax withholding.

The Plan is not a qualified plan as that term is defined under Section 401 (a) of the Internal Revenue Code. The Company shall not be entitled to any deduction in relation to the grant of any stock or options pursuant to the Plan, and the Company shall not be deemed to receive any other amounts except the price paid by the participant to exercise the option granted.

(g) Investment of Funds

Participating employees may not direct any portion of the assets under the Plan to more than one investment media.

(h) Withdrawal from the Plan; Assignment of Interest

A Participant may withdraw from participation in the Plan by terminating his or her employment with the Company or Subsidiary. A Participant may not transfer a stock Option granted under the Plan except by Will or through the laws of descent and distribution and stock Options shall be exercisable only by the Participant during his or her lifetime.

(i) Forfeitures and Penalties

If not sooner terminated, each stock Option granted under the Plan will expire not more than ten (10) years from the date of the granting thereof.

Unless the Board of Directors provides otherwise, stock Options granted to a Participant under the Plan may be exercised only while the Participant is an employee of the Company or any Subsidiary. The Board of Directors may, in its sole discretion, permit the exercise of stock Options granted to a Participant who's employment with the Company, or any Subsidiary, has terminated, for a period not exceeding six (6) months following the date of termination, but only if the termination is not due to death or permanent disability of the Participation. Such an extension may be for not more than one (1) year following termination if termination is due to the death or permanent disability of the Participant. An extension may be for not beyond the expiration date of the grant with respect to Options.

In no event shall a stock Option be exercisable subsequent to its expiration date, and unless the Board of Directors determines otherwise, a stock option may only be exercised after termination of a Participant's employment to the extent exercisable on the date of termination of employment or to the extent exercisable as a result of the reason for termination of employment.

(j) Charges and Deductions and Liens Therefore

No charges and deductions will be made against employees participating in the Plan or against funds, securities or other property held under the Plan. No person has or may create a lien on any funds, securities, or other property held under the Plan.

Item 2. Registrant Information and Employee Plan Annual Information

The document(s) containing the information specified in Part I of Form S-8 will be set or given to participants in the Klondike Star Mineral Corporation 2003 Stock Incentive Plan for Employees as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Documents Incorporated By Reference

The following documents are incorporated by reference:

a) Registrant's Annual Report on Form 10-KSB, filed June 15, 2005;

b) Registrant's Quarterly Report on Form 10-QSB, filed July 15, 2005; Quarterly Report on form 10-QSB, filed October 14, 2005; and

c) Registrant's Registration Statement on Form 10-SB, filed July 7, 2000.

All documents subsequently filed pursuant to Sections 13(a), 139c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable

Item 6. Indemnification of Directors and Officers

Delaware Statutes contain an extensive indemnification provision which requires mandatory indemnification by a corporation of any officer, director and affiliated person who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member, director, officer, employee or agent of the corporation, or is or was servicing at the request of the corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, and against judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful.

In some instances a court must approve such indemnification and the level and process of indemnification is subject to Company bylaws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits
Exhibit No.	Description
4	Amended 2003 Stock Incentive Plan for Employees and Consultants
5	Opinion re: legality
23.1	Consent of Independent Account
23.2	Consent of Counsel (included in Exhibit 5)

Item 9. Undertakings

The undersigned Registrant hereby undertakes as follows:

1. To file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this (and the amendment no. 1 to the) registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Province of Manitoba, on January 12, 2006.

KLONDIKE STAR MINERAL CORPORATION

/s/ Hans Boge

Hans Boge, President, CFO

Pursuant to the requirements of the Securities Act of 1933, this (and the amendment no. 1 to the) registration statement has been signed by the following person in the capacities and on the date indicated.

/s/ Hanes Boge

Name: Hans Boge

Title: President, Director

Date: January 12, 2006

/s/ Donald W. Flinn

Name: Donald W. Flinn

Title: Vice-President, Director

Date: January 12, 2006

The Plan: Pursuant to the requirements of the Securities Act of 1933, the Board of Directors has duly caused this (and the amendment no. 1 to the) registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Province of Manitoba, on January 12, 2006.

Klondike Star Mineral Corporation 2003 Stock Incentive Plan for Employees

/s/ Hans Boge

Name: Hans Boge

Title: President, Director

Date: January 12, 2006